                                                                    Exhibit 99.1

NEWS RELEASE                   NEWS RELEASE                         NEWS RELEASE

                               SUMMARY:
                               United Capital Corp.
                               Reports Execution of Voting Agreement
                               Concerning Prime Hospitality Corp. Holdings

                               COMPANY CONTACT:
                               Anthony J. Miceli
                               Chief Financial Officer
                               (516) 466-6464

FOR IMMEDIATE RELEASE

GREAT NECK, New York, August 19, 2004...United Capital Corp. ("United Capital")
(ASE:AFP) today reported that it has entered into a Voting Agreement with BREP
IV Hotel L.L.C., an affiliate of The Blackstone Group ("Blackstone"), regarding all of United Capital's holdings in Prime Hospitality Corp. ("Prime")
(NYSE:PDQ). Prime has announced it has entered into a merger agreement with an affiliate of Blackstone. The closing of which is subject to certain conditions including approval by Prime's stockholders. The voting agreement covers approximately 3,540,000 shares of Prime which are owned by United Capital, as well as Prime shares held by it's Chairman, A.F. Petrocelli, who is also
President and Chairman of Prime.

The voting agreement, which was approved by the Company's Board of Directors, provides, among other things, that the shares will be voted in favor of the pending acquisition of Prime by Blackstone. In the event of termination of the merger agreement, the voting agreement will terminate.

United Capital's holdings in Prime have primarily been acquired through open market transactions. The Company's cost basis for its' shares is approximately
$24.3 million or roughly $6.88 per share. If the transaction is consummated,
United Capital will receive approximately $43.4 million based on the $12.25 price offered by Blackstone. There can be no assurance that the merger agreement will be consummated.

Certain statements in this press release and other statements made by the
Company or its representatives that are not strictly historical facts are
"forward-looking" statements within the meaning of the Private Securities
Litigation Reform Act of 1995 that should be considered as subject to the many risks and uncertainties that exist in the Company's operations and business environment. The forward-looking statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the actual results, performance and/or achievements of the Company to differ materially from any future results, performance or achievements, expressed or implied, by the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, and that in light of the significant uncertainties inherent in forward-looking statements, the inclusion of such statements should not be regarded as a representation by the Company or any other person that the objectives or plans of the Company will be achieved. The Company also assumes no obligation to publicly update or revise its forward-looking statements or to advise of changes in the assumptions and factors on which they are based. See our 2003 Annual Report on Form 10-K for a discussion of risk factors that could impact our future financial performance and/or cause actual results to differ significantly from those expressed or implied by such statements.

United Capital Corp. owns and manages real estate and through subsidiaries, provides engineered products to industrial and automotive markets worldwide.

***